Exhibit 99.1

Caring Brands Inc. (Nasdaq: CABR) Completes Initial $4.6 Million Closing Under Ongoing $9 Million Private Placement

According To Company’s Recent 8K, The Company Initially Closed On $4.6 Million Of A $9.0 Million Round That Is In Progress On A Rolling Basis

Company Will Use Initial Closing Proceeds To Launch Company’s New Salesforce And Marketing Campaigns

Fort Pierce, FL (GLOBE NEWSWIRE – September 2, 2026) – Caring Brands Inc. (Nasdaq: CABR) a wellness consumer-products company, today provided an update regarding the status of its $9 Million Purchase Agreement.

On September 1, 2026, the Company completed an initial closing under the Purchase Agreement (the “Initial Closing”), pursuant to which the Company issued and sold to certain accredited investors the initial $4.6 Million in convertible preferred shares.

In the Current Report on Form 8-K, the Company said: “The Company expects to complete one or more additional closings under the Purchase Agreement on a rolling basis with Investors that are party to the Purchase Agreement. As of the date of this Current Report on Form 8-K, an additional $4,400,000 of subscription documents have been executed and the Company is waiting for these funds to clear. Upon the release of such funds to the Company, it expects to issue an additional 4,400 shares of Series B Preferred Stock, Series A Warrants to purchase up to 4,400,000 shares of Common Stock and Series B Warrants to purchase up to 4,400,000 shares of Common Stock. The Company expects such release and issuance to occur on or before September 4, 2026, subject to the satisfaction or waiver of the applicable closing conditions. No assurance can be given that any such additional closing will be completed, in whole or in part, or as to the timing or amount thereof.”

Dr. Glynn Wilson, Chief Executive Officer of Caring Brands said: “We are now ready to begin funding our full domestic and international marketing campaigns and create the Company’s proprietary salesforce, moves that should enable us to substantially increase revenues at a quicker pace.”

About Caring Brands

Caring Brands Inc. has a growing portfolio of unique, patented, and clinically validated products for skin and hair growth. The Company intends to launch a total of five products over the next two years in addition to in-licensing additional products. Management has a successful track record of strategic acquisitions, rapid product development, IP development and product licensing. Revenues from the sales of Hair Enzyme Booster for the treatment of hair loss, and Photocil for the treatment of psoriasis and vitiligo, are currently being generated by direct sales in the US and licensees in India. Additional product opportunities include CB-101 for the treatment of eczema, NoStingz, a sunscreen that prevents jellyfish stings.

Contact:

Brian S John
Chief Investment Officer
(561) 896-7616

Forward-Looking Statements

This communication contains forward-looking statements regarding Caring Brands, Inc., including statements concerning the Company’s intellectual property strategy, product development and commercialization, licensing opportunities and potential strategic relationships, the Company’s ability to regain compliance with Nasdaq listing requirements and the outcome of the Hearings Panel proceeding, and the activities and commercialization plans of the Company’s existing licensees. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should” or “will,” and similar expressions. These statements are based on the Company’s current plans, objectives, estimates and expectations and inherently involve risks and uncertainties, many of which are beyond its control. Actual results and the timing of events could differ materially as a result of these risks and uncertainties, including the outcome of patent prosecution; challenges involving patent validity, enforceability, ownership or scope; regulatory developments; development and manufacturing risks; market acceptance; competition; access to capital; and the other risks described under Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 31, 2026, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, available at www.sec.gov. Investors are cautioned that forward-looking statements are not guarantees of future performance. The statements in this communication speak only as of the date made, and Caring Brands undertakes no obligation to update or supplement them, except as required by law.